Exhibit 99.1

Media and Investor Contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Third Quarter 2017 Results

Top-Line Progress in a Challenging Margin Environment

Q3 2017 Highlights:

•	Reported net income attributable to Ryerson Holding Corporation of $1.7 million, or $0.05 per diluted share. Generated Adjusted EBITDA, excluding LIFO of $37.7 million in line with most recent guidance, compared to $51.5 million in the second quarter of 2017 and $48.8 million in the third quarter of 2016.

•	Gained market share with quarterly shipments up 7.3 percent and year-to-date shipments up 4.6 percent compared to the prior year periods, while industry volume increased 3.0 percent in North America according to the Metals Service Center Institute (MSCI). Shipments declined 0.6 percent sequentially, but increased by 1.0 percent on a per day basis as the third quarter had one fewer shipping day than the second quarter.

•	Warehousing, delivery, selling, general and administrative expenses as a percentage of sales declined to 13.8 percent compared to 14.8 percent in the third quarter of 2016, but were 50 basis points higher sequentially compared to the second quarter of 2017 driven by higher delivery expense.

•	Elevated import levels and well supplied metals markets muted pricing power which, together with higher procured metal costs, resulted in margin compression on an excluding LIFO basis of 110 bps compared to the second quarter of 2017.

•	Operating results included hurricane and SAP conversion related impacts of approximately $5 million.

CHICAGO – November 7, 2017 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2017.

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “As Ryerson celebrates our 175th anniversary as an iconic industrial metals distribution and processing company on November 19th, we thank every customer we have had the privilege to serve since 1842. We look forward to providing excellent customer experiences for many years to come. Within Ryerson, we are making meaningful progress across all facets of our strategic plan, and we see encouraging macroeconomic growth trends within the manufacturing sector and improving metal supply pricing dynamics. As expected and noted in our third quarter guidance, soft demand in July, margin compression troughs in August, and business interruptions in September were a drag on earnings. Irrespective of these conditions, we continued to grow our market share compared to MSCI industry metrics and maintained industry-leading expense and working capital ratios. Moving beyond the inverted margin outcomes driven by supply side distortions in commodity prices, wide domestic to international price spreads and metal import surges that characterized the third quarter, we move into the fourth quarter, observing improving industry fundamentals around supply, demand, and pricing.”

Third Quarter 2017 Financial Results

Revenues were $864.2 million for the third quarter of 2017, down 1.3 percent from the second quarter of 2017 and up 17.6 percent from the year-ago quarter. Tons sold decreased by 0.6 percent in the third quarter of 2017 compared to the prior quarter and increased 7.3 percent compared to the year-ago period. Additionally, average selling prices per ton decreased 0.7 percent in the current quarter compared to the prior quarter but increased 9.6 percent compared to the third quarter of 2016.

Ryerson’s gross margin was 16.8 percent for the third quarter of 2017, compared to 16.0 percent in the second quarter of 2017 and 19.8 percent in the year-ago period. Included in cost of materials sold was LIFO income of $1.7 million for the current quarter, compared to LIFO expense of $14.2 million for the second quarter of 2017 and net LIFO expense of $1.4 million in the third quarter of 2016. Gross margin, excluding LIFO decreased to 16.6 percent for the third quarter of 2017, compared to 17.7 percent in the second quarter of 2017 and 20.0 percent in the year-ago period. Average inventory costs rose while Ryerson’s average selling prices fell in the third quarter of 2017 leading to margin compression. A reconciliation of gross margin to gross margin, excluding LIFO is included below in this news release.

Warehousing, delivery, selling, general and administrative expense increased by $2.5 million, or 2.1 percent for the third quarter of 2017 compared to the second quarter of 2017. Compared to the year-ago period, expenses increased by $10.1 million, or 9.3 percent. Ryerson demonstrated expense leverage in the third quarter of 2017 as warehousing, delivery, selling, general and administrative expenses declined to 13.8 percent of sales, even with negative impacts from hurricanes and Canada’s SAP conversion, compared to 14.8 percent in third quarter of 2016.

Net income attributable to Ryerson Holding Corporation was $1.7 million, or $0.05 per diluted share, for the third quarter of 2017, compared to net income of $0.6 million, or $0.02 per diluted share, in the second quarter of 2017, and $8.2 million, or $0.23 per diluted share, in the third quarter of 2016. Excluding restructuring and other charges and loss on retirement of debt, net income attributable to Ryerson Holding Corporation in the third quarter of 2016 was $10.0 million, or $0.28 per diluted share.

Adjusted EBITDA, excluding LIFO was $37.7 million in the third quarter of 2017, compared to $51.5 million in the prior quarter and $48.8 million in the year-ago period. Reconciliations of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation and earnings per share, excluding restructuring and other charges, impairment charges on assets, and losses on retirement of debt to net income attributable to Ryerson Holding Corporation, are included below in this news release.

Nine Months Ended September 30, 2017, Financial Results

Revenues for the first nine months of 2017 were $2.6 billion, up 17.3 percent from the first nine months of 2016, as tons shipped increased 4.6 percent and average selling prices per ton increased 12.2 percent. Year-to-date, Ryerson shipments have outpaced the industry as measured by MSCI, which grew 3.0 percent through the first nine months of 2017.

Net income attributable to Ryerson Holding Corporation was $17.1 million, or $0.46 per diluted share, in the first nine months of 2017 compared to $27.3 million, or $0.82 per diluted share, for the same period of 2016. Excluding restructuring and other charges, impairment charges on assets, and losses on retirement of debt, net income attributable to Ryerson Holding Corporation was $35.1 million, or $1.05 per diluted share, in the first nine months of 2016.

Adjusted EBITDA, excluding LIFO increased 1.1 percent to $143.5 million in the first nine months of 2017 compared to $142.0 million in the first nine months of 2016. Reconciliations of Adjusted EBITDA, excluding LIFO and net income attributable to Ryerson Holding Corporation and earnings per share, excluding restructuring and other charges, impairment charges on assets, and losses on retirement of debt to net income attributable to Ryerson Holding Corporation, are included below in this news release.

Working Capital and Liquidity Management

In the third quarter of 2017, Ryerson’s inventory balance stood at 74 days of supply compared to 69 days in the second quarter of 2017 and 78 days in the year-ago period. Additionally, Ryerson maintained abundant liquidity to finance growth in the third quarter of 2017. As of September 30, 2017, borrowings were $385 million on our primary revolving credit facility with additional availability of $291 million. Including cash, marketable securities, and availability from foreign sources, Ryerson’s total liquidity was $355 million compared to $326 million in the second quarter of 2017.

Cash used in operating activities increased to $93 million for the first nine months of 2017 compared to $23 million in the first nine months of 2016, primarily due to higher valued inventory and receivables. Erich Schnaufer, Ryerson’s Chief Financial Officer, said, “Given the normal seasonal volume declines expected in the fourth quarter compared to the third quarter, Ryerson expects to align inventories to demand to generate cash flows in the fourth quarter.”

Fourth Quarter 2017 Commentary

Global supply and demand fundamentals appear stronger heading into the fourth quarter compared to the first nine months of 2017, as supply-side reforms in China, a weaker U.S. dollar, and lower domestic import levels support stronger pricing conditions in the U.S. Additionally, chrome pricing resets and recent resurgent nickel prices, along with recent mill carbon hot-rolled coil price increases, should lend further support and stabilization to average industry selling prices. Demand remains positive for most of our key end markets compared to last year, and Ryerson anticipates these conditions to continue into the fourth quarter, offset by normal seasonal declines with fewer shipping days and winter holiday seasonality. Given the supply and demand factors discussed, Ryerson anticipates margins to expand into the fourth quarter 2017.

Third Quarter 2017 Business Metrics

	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016	Sequential Quarter Change	Year-Over-Year Change
Tons shipped (In thousands)	515	518	480	-0.6%	7.3%
Average selling price/ton	$1,678	$1,690	$1,531	-0.7%	9.6%
Average cost/ton	1,396	1,419	1,228	-1.6%	13.7%
Average cost/ton, excluding LIFO	1,399	1,392	1,225	0.5%	14.2%

Third Quarter 2017 Major Product Metrics

	Tons Shipped (Tons in thousands)					Average Selling Price per Ton Shipped
	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016	Sequential Quarter Change	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	387	390	361	-0.8%	7.2%	-0.1%	10.4%
Aluminum	53	52	48	1.9%	10.4%	0.2%	3.3%
Stainless steel	73	74	67	-1.4%	9.0%	-3.9%	10.6%

	Net Sales (Dollars in millions)
	Third Quarter 2017	Second Quarter 2017	Third Quarter 2016	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	$439	$443	$371	-0.9%	18.3%
Aluminum	195	191	171	2.1%	14.0%
Stainless steel	217	229	180	-5.2%	20.6%

Nine Months Ended September 30, 2017, Business Metrics

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year-Over-Year Change
Tons shipped (In thousands)	1,530	1,463	4.6%
Average selling price/ton	$1,669	$1,488	12.2%
Average cost/ton	1,377	1,176	17.1%
Average cost/ton, excluding LIFO	1,369	1,190	15.0%

Nine Months Ended September 30, 2017, Major Product Metrics

	Tons Shipped (Tons in thousands)			Average Selling Price per Ton Shipped
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	1,151	1,112	3.5%	14.4%
Aluminum	155	145	6.9%	1.6%
Stainless steel	218	198	10.1%	14.3%

	Sales (Dollars in millions)
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year-Over-Year Change
Carbon steel	$1,289	$1,089	18.4%
Aluminum	566	521	8.6%
Stainless steel	662	526	25.9%

Earnings Call Information

Ryerson will host a conference call to discuss its third quarter 2017 results Wednesday, November 8, at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 88577582. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson employs around 3,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2017		2016	First Nine Months Ended
	Third Quarter	Second Quarter	Third Quarter	September 30,
				2017	2016
NET SALES	$864.2	$875.4	$735.1	$2,554.1	$2,177.5
Cost of materials sold	719.2	735.0	589.7	2,108.1	1,721.5

Gross profit	145.0	140.4	145.4	446.0	456.0
Warehousing, delivery, selling, general and administrative	119.2	116.7	109.1	353.2	331.5
Restructuring and other charges	—	—	2.5	—	2.5

OPERATING PROFIT	25.8	23.7	33.8	92.8	122.0
Other income and (expense), net (1)	(1.4)	(0.9)	(0.2)	(2.0)	(13.2)
Interest and other expense on debt	(23.2)	(22.8)	(23.6)	(67.8)	(67.5)

INCOME BEFORE INCOME TAXES	1.2	—	10.0	23.0	41.3
Provision (benefit) for income taxes	(0.7)	(0.8)	1.6	5.3	14.0

NET INCOME	1.9	0.8	8.4	17.7	27.3
Less: Net income attributable to noncontrolling interest	0.2	0.2	0.2	0.6	—

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$1.7	$0.6	$8.2	$17.1	$27.3

EARNINGS PER SHARE
Basic and diluted	$0.05	$0.02	$0.23	$0.46	$0.82

Shares outstanding - basic	37.2	37.2	35.8	37.2	33.3
Shares outstanding - diluted	37.3	37.3	36.0	37.3	33.4
Supplemental Data :
Tons shipped (000)	515	518	480	1,530	1,463
Shipping days	63	64	64	191	192
Average selling price/ton	$1,678	$1,690	$1,531	$1,669	$1,488
Gross profit/ton	282	271	303	292	312
Operating profit/ton	50	46	70	61	83
LIFO expense (income), net per ton	(3)	27	3	8	(14)
LIFO expense (income), net	$(1.7)	$14.2	$1.4	$11.8	$(20.4)
Depreciation and amortization expense	11.9	11.5	10.2	34.1	31.8
Cash flow from operating activities	(12.2)	(48.6)	(25.5)	(93.3)	(22.9)
Capital expenditures	(5.6)	(6.2)	(6.4)	(15.8)	(19.7)

(1)	The first nine months of 2016 includes a loss of $7.2 million on the repurchase of debt and an other-than-temporary impairment charge of $2.8 million related to our investment in an available-for-sale security.

See Schedule 1 for Condensed Consolidated Balance Sheets

See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation

See Schedule 3 for EPS reconciliation.

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Condensed Consolidated Balance Sheets

(In millions, except shares)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$73.6	$80.7
Restricted cash	1.3	1.0
Receivable, less provision for allowances, claims and doubtful accounts of $5.6 in 2017 and $4.6 in 2016	425.4	326.0
Inventories	691.7	563.4
Prepaid expenses and other current assets	30.7	26.7

Total current assets	1,222.7	997.8
Property, plant and equipment, at cost	727.6	668.7
Less: accumulated depreciation	309.7	280.5

Property, plant and equipment, net	417.9	388.2
Deferred income taxes	8.6	24.4
Other intangible assets	48.5	40.8
Goodwill	115.3	103.2
Deferred charges and other assets	4.3	4.3

Total assets	$1,817.3	$1,558.7

Liabilities
Current liabilities:
Accounts payable	$362.5	$230.4
Salaries, wages and commissions	38.0	36.8
Other accrued liabilities	62.0	37.7
Short-term debt	20.2	19.2
Current portion of deferred employee benefits	8.3	8.3

Total current liabilities	491.0	332.4
Long-term debt	1,021.4	944.3
Deferred employee benefits	261.1	298.8
Other noncurrent liabilities	58.2	32.5

Total liabilities	1,831.7	1,608.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2017 and 2016	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,421,081 and 37,345,117 shares issued at 2017 and 2016, respectively	0.4	0.4
Capital in excess of par value	376.9	375.4
Accumulated deficit	(95.1)	(112.2)
Treasury stock, at cost - Common stock of 212,500 shares in 2017 and 2016	(6.6)	(6.6)
Accumulated other comprehensive loss	(292.4)	(307.8)

Total Ryerson Holding Corporation Stockholders’ Equity (Deficit)	(16.8)	(50.8)
Noncontrolling interest	2.4	1.5

Total Equity (Deficit)	(14.4)	(49.3)

Total Liabilities and Stockholders’ Equity	$1,817.3	$1,558.7

Schedule 2

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	2017		2016	First Nine Months Ended
	Third Quarter	Second Quarter	Third Quarter	September 30,
				2017	2016
Net income attributable to Ryerson Holding Corporation	$1.7	$0.6	$8.2	$17.1	$27.3
Interest and other expense on debt	23.2	22.8	23.6	67.8	67.5
Provision (benefit) for income taxes	(0.7)	(0.8)	1.6	5.3	14.0
Depreciation and amortization expense	11.9	11.5	10.2	34.1	31.8

EBITDA	$36.1	$34.1	$43.6	$124.3	$140.6
Reorganization	0.9	1.4	3.0	2.8	6.1
Foreign currency transaction losses	1.4	0.7	—	1.8	3.2
Loss on retirement of debt	—	—	0.3	—	7.2
Impairment charges on assets	—	0.2	—	0.2	2.8
Purchase consideration and other transaction costs	1.0	0.9	0.1	2.6	2.0
Other adjustments	—	—	0.4	—	0.5

Adjusted EBITDA	$39.4	$37.3	$47.4	$131.7	$162.4

Adjusted EBITDA	$39.4	$37.3	$47.4	$131.7	$162.4
LIFO expense (income), net	(1.7)	14.2	1.4	11.8	(20.4)

Adjusted EBITDA, excluding LIFO expense (income), net	$37.7	$51.5	$48.8	$143.5	$142.0

Net sales	$864.2	$875.4	$735.1	$2,554.1	$2,177.5
Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of net sales	4.4%	5.9%	6.6%	5.6%	6.5%

Gross profit	$145.0	$140.4	$145.4	$446.0	$456.0
Gross margin	16.8%	16.0%	19.8%	17.5%	20.9%

Gross profit	$145.0	$140.4	$145.4	$446.0	$456.0
LIFO expense (income), net	(1.7)	14.2	1.4	11.8	(20.4)

Gross profit, excluding LIFO expense (income), net	$143.3	$154.6	$146.8	$457.8	$435.6

Gross margin, excluding LIFO expense (income), net	16.6%	17.7%	20.0%	17.9%	20.0%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), net, which is calculated as gross profit plus LIFO expense (or minus LIFO income), net, divided by net sales. We have excluded LIFO expense (income), net from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), net, gross margin, excluding LIFO expense (income), net, and Adjusted EBITDA, excluding LIFO expense (income), net, as a percentage of sales may differ from that of other companies.

Schedule 3

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income and Earnings per Share Excluding Restructuring and Other

Charges, Impairment Charges on Assets and Loss on Retirement of Debt

(Dollars and Shares in Millions, Except Per Share Data)

	2017		2016	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2017	2016
Net income attributable to Ryerson Holding Corporation	$1.7	$0.6	$8.2	$17.1	$27.3
Restructuring and other charges	—	—	2.5	—	2.5
Impairment charges on assets	—	0.2	—	0.2	2.8
Loss on retirement of debt	—	—	0.3	—	7.2
Benefit for income taxes	—	(0.1)	(1.0)	(0.1)	(4.7)

Net income attributable to Ryerson Holding Corporation, excluding restructuring and other charges, impairment charges on assets and loss on retirement of debt	$1.7	$0.7	$10.0	$17.2	$35.1

Earnings per share, excluding restructuring and other charges, impairment charges on assets and loss on retirement of debt
Basic	$0.05	$0.02	$0.28	$0.46	$1.05

Diluted	$0.05	$0.02	$0.28	$0.46	$1.05

Shares outstanding - basic	37.2	37.2	35.8	37.2	33.3

Shares outstanding - diluted	37.3	37.3	36.0	37.3	33.4

Note:	Net income and Earnings per share excluding restructuring and other charges, impairment charges on assets and loss on retirement of debt is presented to provide a means of comparison with periods that do not include restructuring and other charges, impairment charges on assets and losses on retirement of debt.